Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (File Nos.: File Nos.: 333-231127, 333-233108, 333-258976 and 333-268441) and Registration Statements on Form S-8 (File Nos.: 333-225825, 333-237739 and 333-267577) of our reports dated May 15, 2023 relating to the consolidated financial statements and the internal control over financial reporting of Luokung Technology Corp. and subsidiaries as of December 31, 2022 and 2021 and for the years then ended appearing in this Annual Report on Form 20-F of Luokung Technology Corp. for the year ended December 31, 2022.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York

May 15, 2023